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                                                                   EXHIBIT 12(B)

                      GENERAL ELECTRIC CAPITAL CORPORATION
                          AND CONSOLIDATED AFFILIATES

 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                                                                    YEARS ENDED DECEMBER 31,
                                                           ------------------------------------------
              (Dollar amounts in millions)                  1994     1993     1992     1991     1990
                                                           ------   ------   ------   ------   ------
Net earnings.............................................  $1,918   $1,478   $1,251   $1,125   $1,021
Provision for income taxes...............................     896      664      415      362      350
Minority interest........................................     109      114       14       (7)       4
                                                           ------   ------   ------   ------   ------
Earnings before income taxes and minority interest.......   2,923    2,256    1,680    1,480    1,375
                                                           ------   ------   ------   ------   ------
Fixed charges:
  Interest...............................................   4,464    3,503    3,713    4,280    4,334
  One-third of rentals...................................     153      138       90       34       33
                                                           ------   ------   ------   ------   ------
Total fixed charges......................................   4,617    3,641    3,803    4,314    4,367
                                                           ------   ------   ------   ------   ------
Less interest capitalized, net of amortization...........       9        4        6        7       19
                                                           ------   ------   ------   ------   ------
Earnings before income taxes and minority interest plus
  fixed charges..........................................  $7,531   $5,893   $5,477   $5,787   $5,723
                                                           ======   ======   ======   ======   ======
Preferred stock dividend requirements....................  $   30   $   22   $   26   $   41   $   42
Ratio of earnings before provision for income taxes to
  net earnings...........................................    1.47     1.45     1.34     1.32     1.35
                                                           ------   ------   ------   ------   ------
Preferred stock dividend factor on pre-tax basis.........      44       32       35       54       57
Fixed charges............................................   4,617    3,641    3,803    4,314    4,367
                                                           ------   ------   ------   ------   ------
Total fixed charges and preferred stock dividend
  requirements...........................................  $4,661   $3,673   $3,838   $4,368   $4,424
                                                           ======   ======   ======   ======   ======
Ratio of earnings to combined fixed charges and preferred
  stock dividends........................................    1.62     1.60     1.43     1.32     1.29
                                                           ======   ======   ======   ======   ======